Exhibit 99.1

Alico, Inc. Announces Sale of Land to State of Florida

Fort Myers, FL, September 11, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces the State of Florida purchased, under the Florida Forever program, approximately 10,702 acres of Alico Ranch for $28.5 million pursuant to an option agreement entered into between the State of Florida and Alico.

John Kiernan, Alico’s President and Chief Executive Officer, commented, “We are pleased the State of Florida has purchased this acreage on the west side of the Alico Ranch.  This is the second sales transaction we have completed with the State of Florida, aggregating over 16,000 acres.  As discussed in our Alico 2.0 Modernization Plan, we continue to evaluate and sell off ranch assets and generate cashflow to be used in a manner that will be targeted to allow for a greater return for our investors. In connection with addressing the proceeds from this latest sale, we are evaluating several options including strategic acquisitions, increasing our common share dividend, and/or selected land acquisitions where we potentially can take advantage of a like-kind exchange structure, which would allow us to defer a portion of the taxes related to the gain from this land sale to the State.”

Mr. Kiernan continued, “Because the acres involved in the purchase would have been critical to our planned Alico dispersed water storage project, known as Alico Northern Everglades Payment for Environmental Services, we have decided to no longer pursue permit approval activities for that particular project.  However, Alico remains dedicated to preserving Florida's crucial water resources and intends to explore other ways to continue to partner with the State of Florida.”

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; impact of the COVID-19 outbreak and the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force, the labor force of contractors we engage, and the labor force of our competitors; other risks related to the duration and severity of the COVID-19 outbreak and coronavirus pandemic and its impact on Alico’s business; the impact of the COVID-19 outbreak and coronavirus pandemic on the U.S. and global economies and financial markets; access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by Alico; changes in equity awards to employees; any increase in the public float resulting from the distribution by 734 Investors of its shares to its members; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; our ability to make strategic acquisitions; our ability to increase our common share dividend; our ability to consummate selected land acquisitions; our ability to take advantage of tax deferral options; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact of concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses.  Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

This press release also contain financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control.  There can be no assurance that the assumptions made in preparing the projected financial impact will prove accurate.  Accordingly, actual results may differ materially from the projected financial impact.

Investor Contact:

Investor Relations

(646) 277-1254

InvestorRelations@alicoinc.com

Richard Rallo

Senior Vice President and Chief Financial Officer

(239) 226-2000

rrallo@alicoinc.com

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